Exhibit 10  (iii) 38.

SEPARATION AGREEMENT

         This Separation Agreement (hereinafter the “Agreement”) is entered into by James R. Mahoney (hereafter “Mahoney”), an individual, and The IT Group, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively referred to as the “Company”).

RECITALS

         A.    WHEREAS, Mahoney has been employed by the Company, has held the position of Sr. Vice President of The IT Group, Inc. and IT Corporation, as well as serving as an officer and director of other affiliates and subsidiaries of the Company; and

         B.    WHEREAS, Mahoney and the Company wish to finally and forever resolve all matters between them relative to Mahoney’s employment and his entitlement to severance pay and other additional forms of compensation and benefits, and to provide for his resignation and the termination of the employment relationship;

         C.    NOW, THEREFORE, in consideration of the aforementioned recitals and the mutual covenants and conditions set forth below and in full settlement of any and all claims for allegedly lost compensation including, without limitation, all claims for back pay, severance pay, accrued Paid Time Off, continuation of health or other benefits or any other payment in the nature of compensation allegedly attributable to Mahoney’s employment by the Company, and any and all other claims which were or could have been raised by either party prior to the date of this Agreement, the sufficiency of which consideration is hereby acknowledged, Mahoney and the Company hereby agree as follows:

AGREEMENT

         1.    Resignation and Termination of Employment.    Effective as of August 21, 1999 (the “Resignation Date”), Mahoney resigns as an employee and officer of the Company, knowing that he is irrevocably giving up whatever rights he has, if any, to continued employment with the Company after the Resignation Date. The Company accepts Mahoney’s resignation, and has informed Mahoney prior to his execution of this Agreement that it will not permit Mahoney to withdraw his resignation. Mahoney shall perform no further duties for the Company after August 21, 1999 except such duties as may arise under the terms of this Agreement.

         2.    Salary     Effective as of August 21, 1999, the Company will pay to Mahoney the rate of his annual salary, less payroll deductions for taxes, in equal biweekly payments, until December 31, 1999 or the date that this Agreement has been accepted and signed by Mahoney and Company. All sums paid biweekly after the Resignation Date shall be credited against the Severance Pay described in Paragraph 3.

         3.    Severance Pay.     The Company shall pay to Mahoney a severance payment of $340,000.00, less normal payroll deductions, in a lump sum, which shall be payable seven (7) days’ after the signature and acceptance of this Agreement by both Mahoney and Company. This severance payment is in lieu of and extinguishes all rights or claims to any other salary or severance right, or to any other payment except as expressly provided herein. Mahoney agrees that he has been fully paid for any and all accrued and vested wages and benefits to the date of resignation.

         4.    Paid Time Off     Mahoney acknowledges that he has been paid all accrued salary and Paid Time Off, less normal payroll deductions, through the Resignation Date, except for the sum of $2,604.44 which shall be payable to Mahoney, less normal payroll deductions, with the Severance Pay provided in Paragraph “3.” Paid Time Off benefits shall cease to accrue after the Resignation Date.

         5.    Benefits     Mahoney’s eligibility to participate in the Company ’s benefit programs, including but not limited to disability and life insurance benefits, shall terminate effective August 21, 1999. The Company shall arrange to provide a maximum of fifty (50) months of executive health insurance coverage from the date of termination or until Mahoney is employed by a company or entity which offers health insurance coverage, or until Mahoney obtains any other health insurance coverage. Mahoney will notify the company when he becomes eligible for such health insurance coverage. In order to qualify for this executive health insurance coverage, Mahoney agrees to be an “employee on call.” Mahoney will be available to provide services to the Company as requested by the Company anytime during the initial thirty-two (32) month period or portion thereof. Mahoney will be paid for such services at his last salary rate, prorated over the time of performance. Mahoney will execute any necessary or appropriate documents to establish his status as an employee on call. In regard to the last eighteen (18) months of executive health insurance coverage, this coverage will be provided pursuant to COBRA and Mahoney will be responsible to pay the premiums for such coverage. Mahoney will also be provided any additional benefits that are agreed upon between the Company and Mr. Raymond Pompe, retroactive to the Resignation Date of August 21, 1999.

         6.    Expenses Related to Seeking Employment.    In further consideration of the promises and releases contained herein, Company agrees to provide to Mahoney the sum of $25,000.00 on account of outplacement services, which sum shall be payable seven (7) days’ after the execution and acceptance of this Agreement by both Mahoney and Company.

         7.    Retirement Plans.    Mahoney shall cease to participate in Company’s qualified and non-qualified retirement plans on August 21, 1999, in accordance with the terms of those plans. For purposes of the Executive Stock Ownership and Executive Bonus Plans, it is acknowledged and agreed that Mahoney is considered as having retired. In lieu of any company payments to the 401K plan or restoration plan in the year 2000, Company will pay Mahoney a lump sum of $8,000.00. Company will also pay Mahoney the sum of $2,060.00, which represents the matching funds that were credited to his account at Fidelity after August 21, 1999, which will subsequently be debited to his account.

         8.     Bonuses.

         (a)    Management Incentive Plan.    Mahoney acknowledges that he has been paid all monies payable to him under the FY 1999 Management Incentive Plan (MIP), in lieu of any other bonus or Incentive Awards. Mahoney shall not be entitled any incentive awards for any period of time after August 21, 1999.

         (b)    Executive Bonus Plan.    Mahoney is entitled to one performance bonus and one continuous service bonus, totaling $54,813.00. Such amount has been applied to reduce the loan balance due under Paragraph 10(c) of this Agreement, to the amount shown in such paragraph.
Mahoney is entitled to be paid a tax gross-up on such bonus, in the amount of $51,410.00. In addition, Mahoney shall be eligible for further performances bonuses through August 21, 2000, if the Company’s stock price reaches the levels established in the Plan.

         9.    Stock Rights and Options    As provided in Paragraph “7” hereof, the parties acknowledge that for purposes of Mahoney’s Stock Options, he shall be recognized as having retired effective August 21, 1999:

         (a)    The parties acknowledge that Mahoney has received stock options of the Company which were awarded to him on May 7, 1992, June 3, 1993, April 29, 1994, February 25, 1997, May 13, 1997, May 26, 1998 and February 23, 1999, which may be exercised by Mahoney in accordance with, and subject to, the terms of such grants.

         (b)    The parties acknowledge that Mahoney has 2,500 shares of Restricted Stock. In consideration for the promises and releases contained herein, the Company agrees to lift the restrictions on these shares of stock.

         (c)    The parties acknowledge that Mahoney has received certain options pursuant to Company ’s November 17, 1998 Executive Stock Ownership Program. Such options, whether vested or nonvested, shall expire or remain eligible for vesting in accordance with the terms of the grants.

         10.    Loans:     The parties acknowledge that Mahoney has received a Relocation loan and two Stock Purchase Loans from Company:

         (a)    December 2, 1996 Stock Purchase Loan    The balance of $100,000.00 owing to the Company by Mahoney on the 1996 Stock Purchase Loan shall be repaid to Company in accordance with the terms of that Loan Agreement. Mahoney hereby authorizes Company to withhold the balance owing to Company from the Severance Payment provided for in Paragraph 3 of this Agreement.

         (b)    Relocation Loan    No interest shall accrue on account of the 1998 Relocation Loan until August 21, 1999, after which interest shall be paid on the unpaid principal at prime rate plus 1% per annum. The Principal remaining due of Eighty Thousand and no/100 Dollars ($80,000.00) on this Relocation Loan shall be repaid by Mahoney in 8 annual installments of Ten Thousand and no/100 Dollars, plus interest ($10,000.00), payable on or before December 31st of each year, beginning on December 31, 1999. The outstanding principal balance of this Loan shall become immediately due and payable upon Mahoney’s failure to make payment of any installment when due. Mahoney shall have the right to prepay at any time all or any portion of the principal due under the Relocation Loan without penalty or premium. Mahoney agrees that the first Annual Installment in the amount of $12,603.84, including interest through February 28, 2000, of such Relocation Loan will be paid within seven (7) days’ after signing this Agreement.

         (c)    November 17, 1998 Executive Stock Ownership Program Loan    The balance owing to the Company by Mahoney on the Executive Stock Ownership Loan shall be payable by Mahoney on the Resignation Date, in accordance with the terms of that loan and the Executive Stock Ownership Program. This Loan is due thirteen (13) months after termination of employment, i.e.,
September 19, 2000. The amount due will be $107,524.00, and Mahoney agrees to pay that amount due on that date. Mahoney may pay the balance due earlier than September 19, 2000, and his total payment will be reduced by the amount of the interest that would accrue between the early payment date and September 19, 2000.

         11.    Deferred Compensation    Mahoney shall be entitled to receive all sums vested and payable to him under the Company Deferred Compensation Plan and the Company Restoration Plan, pursuant to Mahoney’s elections and the terms of those benefit plans.

         12.    Car Allowance.    No car allowance shall be granted by Company to Mahoney after August 21, 1999.

         13.    Other Expenses    Mahoney agrees to reimburse Company for all personal expenses charged to the Company, and Company agrees to reimburse Mahoney for any reasonable expenses incurred by Company at Company ’s request, in accordance with Company policy.

         14.    Sole Entitlement.    Mahoney agrees that his sole entitlement to compensation, payments of any kind, monetary and/or nonmonetary benefits and/or perquisites with respect to his employment with, his services rendered to, and all other matters between Mahoney and the Company, is as expressly set forth in this Agreement.

         Mahoney and the Company expressly agree that the Employment Agreement dated November 20, 1996, between Mahoney and the Company is hereby terminated and is of no force and effect whatsoever. Any provisions of such Employment Agreement, including but not limited to Paragraphs 5, 6 and Paragraph 17 thereof, which are or may be claimed to be inconsistent with this termination or Mahoney’s resignation, are hereby waived by both parties.

         15.    Releases by Mahoney.    Mahoney does hereby and forever release and discharge the Company and the past and present parent, subsidiary and affiliated corporations of the Company as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damage, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law, Including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Mahoney by the Company, the separation of that employment and any dealings between the parties concerning Mahoney’s employment or any other matter existing prior to the date of execution of this Agreement, excepting only those obligations to be performed hereunder. This release is intended to apply to any claims arising from federal, state or local laws which prohibit discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, disability, disability, ancestry, sexual orientation, family or personal leave or any other form of discrimination, or to laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses (including, but not limited to, bonuses payable under the FY 1999 Management Incentive Plan), health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights and claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), or pertaining to ERISA regulated benefits.

         16.    Continuing Fiduciary Obligations and Unfair Competition.

         (a)    Mahoney acknowledges that he is obligated by contract and by operation of law to maintain the confidentiality of the Company’s trade secrets and other confidential information (i.e., information designated or commonly known as confidential) not publicly known, and covenants and agrees that he shall not use or divulge, disclose, or communicate to any other person, firm, or corporation, any of the Company’s trade secrets or confidential information except as disclosure shall be compelled by judicial process. Nothing contained in this paragraph is intended to preclude Mahoney from working for a competitor or from using non-trade secrets and/or non-confidential information learned by him in the course of his employment with the Company.

         (b)    Mahoney agrees that he shall not, for a period of one year from August 21, 1999, directly or indirectly, by or for himself, or as the agent of another, or through others as an agent, directly (i) recruit, solicit or induce, or attempt to induce any officer or employee (other than employees engaged in secretarial functions) of Company or any of its affiliates, to leave the Company’s employ or otherwise interfere with the employment relationship between any such person and the Company or any of its affiliates or (ii) hire any such person recruited in violation of (i) immediately above. Nothing herein shall preclude Mahoney or any other person, firm or corporation which whom he is associated, from hiring any officer or employee of Company or any of its affiliates, if such officer or employee elects to apply for such employment of his or her own volition.

         (c)    Mahoney agrees that he has delivered to Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes which are Company property, or which are non-public or which contain proprietary information or trade secrets.

         17.    Prohibition Against Defamation and Willful Disparagement.    The Company and Mahoney agree that they will not orally or in writing defame, criticize, or willfully disparage, or in any manner undermine the reputation of the other, or in the case of the Company, any subsidiary or affiliated corporation of the company, the Company itself, or any employee, officer or director of the Company or any subsidiary or affiliate of the Company, except as required by compulsion of law to truthfully testify. Company agrees to provide to Mahoney a letter of reference, in the form attached hereto. It is the intention of the parties that any inquiries from potential employers of Mahoney as to Mahoney’s job performance, his interpersonal and other management skills and the reason for his departure from employment at the Company be responded to solely by the Human Resources Department of Company in accordance with Company policies. In any such communication to a prospective employer of Mahoney, the reason for Mahoney’s departure shall be given as a consolidation of management functions.

         18.    Cooperation.     Mahoney agrees to cooperate with the company in connection with any future or currently pending litigation, including without limitation, by making himself available to testify in actions as reasonably requested by the Company. In the event that Mahoney is required to spend a significant amount of time in any such activities, he shall be compensated at an hourly rate of $250 per hour, except that Mahoney shall not receive such compensation in any case or matter in which Mahoney is personally named as a defendant. In the event Mahoney is named as a defendant in any litigation or other proceeding involving the Company where Mahoney is required to defend himself with respect to events which relate to or occurred during his employment with the Company, to the extent that Mahoney is not otherwise covered by any insurance policy maintained by the Company, the Company shall be responsible for providing a defense to, and indemnify, Mahoney, to the same extent and under the same conditions as if he were an officer of the Company.

         19.    Legal Advice.     Each party has received independent legal advice from his or its attorneys with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement and with respect to its meaning. Mahoney specifically acknowledges that his release includes any unknown, unsuspected, and/or unanticipated claims that he may have, whether or not they may be material to this Separation Agreement and the releases it contains. To the maximum extent permitted by law, Mahoney waives any and all state and federal laws to the contrary.

         20.    Factual Investigation.    Each party to this Agreement has made such investigation of the facts pertaining to the matters resolved by this Agreement and of all the matters pertaining thereto as he or it deems necessary. Each party hereto is aware that he or it may hereafter discover claims or facts in addition to or different from those he or it now knows or believes to be true with respect to the matters resolved herein. Nevertheless, it is the intention of each party to fully, finally and forever settle and release all such matters and all claims relative thereto which may exist or may heretofore have existed between them.

         21.     Confidentiality.    This Agreement and its provisions are intended to be confidential. Accordingly, except as may be required to satisfy the Company’s public disclosure or financial or accounting requirements or as may be compelled by court order, neither the Company, its officers and directors, nor Mahoney shall disclose or publicize to any person, firm or corporation, the terms of this Agreement without the consent of the other party. As reasonably necessary, Mahoney may discuss this Agreement with his wife, attorney, financial advisor, tax advisor, benefit advisor or compensation advisor and Company may discuss this Agreement with its attorneys, officers, directors and managers provided, however, that each agrees to be bound by the terms of this paragraph to keep the information confidential. Mahoney may also discuss this Agreement with James G. Kirk, and Ann Harris, so long as in each instance they are Company employees at the time of Mahoney’s discussions, and as necessary with any employer or prospective employer.

         22.    Assignment.     Each of the parties represents and warrants that he or it has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless any other party from and against any and all costs, expense, loss or liability incurred as a consequence of any such assignment.

         23.    Recitals and Paragraph Headings.    Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and paragraph headings are used herein for convenience only, are no part of this Agreement and shall not be used in interpreting or construing it.

         24.    Additional Documents.    The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

         25.    No Admissions.    This Agreement effects the settlement of claims which are denied, disputed and/or contested and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any claim and intends merely to avoid the uncertainties and costs of litigation and buy his or its peace.

         26.    Entire Agreement.    This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended only by an agreement in writing.

         27.    Binding Effect.    This Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

         28.    Construction of Agreement.    Each party has cooperated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

         29.    Costs and Attorneys’ Fees.    Each party is to bear its own costs and attorneys’ fees incurred in connection with the matters resolved by this Agreement and in connection with the negotiation and the preparation of this Agreement. However, in the event of litigation or arbitration relating to or for the enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs actually incurred.

         30.    Taxes.     Mahoney acknowledges his responsibility for any and all taxes due with respect to the sums paid to him under this Agreement, represents that he has received independent advice concerning his tax obligations, and states that he has not relied upon representations or advice, if any, of the Company or their counsel concerning the taxable or nontaxable nature of the sums payable hereunder. Mahoney agrees that he will indemnify and hold the company harmless from any and all claims for taxes, penalties and/or interest based upon the payments to be made under this Agreement.

         31.    No Waiver.     The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         32.    Arbitration.     Except in connection with an action by the Company or Mahoney for injunctive or other equitable relief, any controversy, dispute, or claim between the parties of this Agreement or any party released pursuant to it, including any claim arising out of or in connection with the interpretation, performance or breach of this Agreement, shall be resolved exclusively by arbitration before a single arbitrator conducted in Washington, D.C., in accordance with the rules of the American Arbitration Association for the resolution of Employment Disputes. This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder of the Company, any subsidiary or affiliates of the Company, any officers, directors, employees, or agents of the Company, or any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. The parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable and that it provide the exclusive remedy with respect to all disputes within its scope.

         33.    Mahoney’s Understanding.    Mahoney states that he has carefully read this Agreement, which it has been fully explained to him by his attorney, that he fully understands its final and binding effect and understands that he is releasing certain rights and entitlements, that the only promises made to him to sign the Agreement are those stated above, and that he is signing this Agreement voluntarily.

         34.    Age Discrimination in Employment Act Waiver.    The waiver given below is given only in exchange for consideration which is in addition to anything of value to which Mahoney is already entitled, the sufficiency of which is hereby acknowledged by Mahoney. The waiver set forth below does not waive rights or claims which may arise after the date of execution of this Agreement. Mahoney acknowledges that (i) this entire Agreement is written in a manner calculated to be understood by Mahoney; (ii) that by reviewing this Agreement or drafts thereof he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he was given a period of 21 days within which to consider the Agreement, and (iv) to the extent he executes this Agreement before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting with an attorney. Mahoney shall have the right to cancel and revoke this Agreement during a period of 7 days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. Mahoney or his counsel shall notify the Company’s counsel in writing of the date of the execution of this Agreement and shall send by fax ((412)858-3997) to Company’s counsel a signed and dated copy of the signature page signed by Mahoney. The 7-day period of revocation shall commence upon the date of Mahoney’s execution of this agreement. Within the 7-day revocation period, Mahoney or his counsel shall forward to the Company and Company’s counsel a copy of this Agreement fully executed by Mahoney. In order to revoke this Agreement, Mahoney shall deliver to the Company, prior to the expiration of said 7-day period, a written notice of cancellation.

         In addition to the release set forth at Paragraph 15 hereof, Mahoney hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates and years written below.

EXECUTION AND ACKNOWLEDGMENT BY JAMES R. MAHONEY

         I received this Separation Agreement on February 28, 2000. I understand that I have twenty-one (21) days thereafter within which to consider this Agreement with my legal counsel. I freely choose to sign this Separation Agreement on February 28, 2000. I understand that I will have seven (7) days thereafter within which to revoke my acceptance of this Separation Agreement and that the Separation Agreement shall not be effective under the expiration of that seven (7) day period. Executed at Washington, DC, this 28th day of February, 2000.

/s/ JAMES R. MAHONEY

JAMES R. MAHONEY

EXECUTION AND ACKNOWLEDGMENT BY THE IT GROUP, INC.

Dated:                                                                  , 2000
At:         Monroeville, Pennsylvania

THE IT GROUP, INC.

By: /s/ ANN P. HARRIS

Duly Authorized ANN P. HARRIS